Exhibit 10.3

EMPLOYMENT AGREEMENT

AGREEMENT dated as of December 3, 2013 between Joshua Silberstein, residing at _________________ (“Executive”), and Kitara Media Corp., a Delaware corporation having its principal office at 525 Washington Blvd., Jersey City, NJ  (“Company”);

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions herein set forth.

IT IS AGREED:

1.           Employment, Duties and Acceptance.

1.1         General.  The Company hereby agrees to employee Executive as its President.  All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Company’s Chief Executive Officer and Board of Directors.  The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as an executive officer and/or director of any subsidiary, as are consistent with Executive’s status as President.  The Company and Executive acknowledge that Executive’s primary functions and duties as President shall be to be responsible for the day to day operations of the Company and reporting to the Chief Executive Officer. The Executive’s duties shall be similar to those customarily performed by comparable officers of similar companies.

1.2         Full-Time Position.  Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder.  Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not interfere with the performance of Executive’s duties hereunder or violate the provisions of Section 5.4 hereof.

1.3         Location.  The Company will maintain its principal executive offices within a thirty (30) mile radius of its current location in Jersey City, NJ.  Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.  For purposes of this agreement, this section 1.3 shall be considered a material term

2.           Term.  The term of Executive’s employment hereunder shall commence on the date hereof and shall continue until 48 months (“Term”) unless terminated earlier as hereinafter provided in this Agreement, or unless extended by mutual written agreement of the Company and Executive.  Unless the Company and Executive have otherwise agreed in writing, if Executive continues to work for the Company after the expiration of the Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an “at will” basis and the provisions of Sections 4.4 and 4.6(c) shall no longer be in effect.

3.           Compensation and Benefits.

3.1         Salary.  The Company shall pay to Executive a salary (“Base Salary”) at the annual rate of $300,000.  Executive’s compensation shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures, as such practices shall be established or modified from time to time, but the Base Salary shall be paid to Executive no less frequently than once each month.

3.2         Performance Bonuses.  Executive will be eligible to earn a yearly performance bonus equal to 50% of Base Salary annually if the performance objectives are met.  The bonus will be distributed upon the sooner of: (1) ninety (90) days following the end of the Company's fiscal year end; and (2) after the filing by the Company of its annual report on Form 10-K. In addition, the Executive will be entitled to a one time achievement performance bonus in the amount of $125,000 at the time of signing this Agreement and $125,000 on July 1, 2014.

3.3         Statutory Stock Option .  As additional compensation, the Company hereby grants the Executive options expiring in 5 years to purchase two million and five hundred thousand (2,500,000) shares of  common stock of the Company.  The purchase price shall be as set forth in the 2013 Long-Term Equity Incentive Plan.  The shares shall vest to Executive on a quarterly basis over the course of the Term of this Agreement (i.e. an option for 156,250 shares per quarter).  The options will be issued pursuant to a qualified option plan and will be registered on a Form S-8 registration statement filed with the Securities and Exchange Commission, which S-8 shall be filed with the Securities and Exchange Commission no later than 60 days from the date hereof.

3.4         Other Stock and Option Grants .   In addition to any other option or stock grants provided for in this Agreement, the Board may from time to time authorize the issuance of additional equity grants (common stock or options) to the Executive.

3.5         Benefits.  Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions.

3.6         Vacation.  Executive shall be entitled to 20 days of paid vacation in each year during the Term and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

3.7         Expenses.  The Company shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company, including monthly parking expenses (or, in lieu of monthly parking expenses, monthly transportation expenses), against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

3.8         Indemnification. Executive shall be entitled through the Term to the benefit of the indemnification provisions contained on the date hereof in the bylaws of the Company and any applicable Bylaws of any Affiliate, notwithstanding any future changes therein, to extent permitted by applicable law at the time of the assertion of any liability against the Company or any Affiliate, as the case may be.

4.           Termination.

4.1         Death.  If Executive dies during the Term, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.7(a).

4.2         Disability.  The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for six (6) consecutive months.  Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7(a).

4.3         By Company for “Cause”.  The Company, by written notice to Executive, may terminate Executive’s employment hereunder for “Cause”.  As used herein, “Cause” shall mean: (a) the refusal or failure by Executive to carry out specific directions of the Board which are of a material nature and consistent with his status as President (or whichever positions Executive holds at such time), or the refusal or failure by Executive to perform a material part of Executive’s duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates (“fraud” for these purposes shall mean Executive being convicted of any felony in which fraudulent behavior is an element of the crime and “dishonest” for these purposes shall mean Executive’s knowingly or recklessly making of a material misstatement or omission for his personal benefit); or (d) the conviction of Executive of a felony under federal or state law.  Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, no more than two cure periods need be provided during any twelve-month period.  Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7(b).

4.4         By Executive for “Good Reason”.  The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a “Good Reason” exists.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent:  (a) a substantial and material adverse change in the nature of Executive’s title, duties and/or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change (such change, a “Demotion”) or the assignment to Executive of any duties materially inconsistent with Executive’s position, authority, duties and/or responsibilities as contemplated by Section 1.1 hereof; provided, however, that in the event of a “Change in Control” (as defined below), no Demotion shall be deemed to have occurred as long as Executive shall remain as the Company’s head executive officer, notwithstanding title and provided there is no decrease in Executive’s compensation and benefits; (b) material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith;  or (d) a liquidation, bankruptcy or receivership of the Company.    For purposes of this Agreement, “Change in Control of the Company” shall be deemed to have occurred if any “person” (as such term is used in Sections 13 (d) and 14 (d) of the Exchange Act and the Regulations promulgated there under), other than the Company and/or any officers or directors of the Company as of the date of this Agreement, acquires, directly or indirectly, 50% or more of the Full Voting Power of the Company.  “Full Voting Power” shall mean the right to vote in the election of one or more directors through proxy or by the beneficial ownership of the common stock or other securities then entitled to vote in the election of one or more directors.  For purposes of calculating the percentage ownership of Full Voting Power of a person, all warrants, option or rights held by all persons with respect to the Company shall be deemed to have been exercised and all convertible or exchangeable securities shall be deemed to have been converted or exchanged, as the case may be disregarding for such purposes any restrictions on conversion, voting (such as proxies), exchange or exercise, in each case for the maximum number of shares of the common stock or other securities entitled to then vote in the election of one or more directors Notwithstanding the foregoing, no “Good Reason” shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) (c) or (e) above, unless Executive shall have given written notice to the Company within a period not to exceed ten (10) calendar days of the Executive’s knowledge of the initial existence of the occurrence, specifying the “Good Reason” with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such “Good Reason”; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (b) (c) or (e above.  Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7(c).

4.5         By Company Without “Cause”.  The Company may terminate Executive’s employment hereunder without “Cause” by giving at least thirty (30) days written notice to Executive. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.7(c).

4.6         By Executive Without “Good Reason”.  The Executive may terminate Executive’s employment hereunder without “Good Reason” by giving at least thirty (30) days written notice to the Company.  Upon such termination, which does not constitute a breach of contract, the Company shall pay to Executive the amount set forth in Section 4.7(b).  Additionally, if the Executive terminates his employment without “Good Reason,” Section 5.4 of this Agreement will be amended so that the phrase, “During the Term and for a period of one  (1) year thereafter” is replaced with the phrase, “During the Term and for a period of eighteen (18) months thereafter”

4.7         Compensation Upon Termination.  In the event that Executive’s employment hereunder is terminated, the Company shall pay to Executive the following compensation:

(a)         Payment Upon Death or Disability.  In the event that Executive’s employment is terminated pursuant to Sections 4.1 or 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) all valid expense reimbursements;  (iii) any accrued but unpaid bonus payments and (iv)all accrued but unused vacation pay.

(b)         Payment Upon Termination by the Company For “Cause” or by Employee Without “Good Reason”.  In the event that the Company terminates Executive’s employment hereunder pursuant to Section 4.3, or the Executive terminates Executive’s employment hereunder pursuant to Section 4.6, the parties shall have no further obligations to each other hereunder, except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) all valid expense reimbursements; (iii) any accrued but unpaid bonus payments and (iv) all unused vacation pay through the date of termination required by law to be paid.

(c)         Payment Upon Termination by Company Without Cause or by Executive for Good Reason.  In the event that Executive’s employment is terminated pursuant to Sections 4.4 or 4.5, the parties shall have no further obligations to each other hereunder except for: (i) 200% of the Base Salary of Executive pursuant to Section 3.1 hereof, payable in accordance with Section 3.1; (ii) all valid expense reimbursements;  (iii) any accrued but unpaid bonus payments (iv) all accrued but unused vacation pay; and (v) all options granted to Executive shall fully vest and be exercisable at any time by Executive and Executive shall receive such other compensation to which it would be entitled for the balance of the Term as if such termination had not occurred.

(d)         Executive shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this Agreement.

5.             Protection of Confidential Information; Non-Competition.

5.1           Acknowledgment.  Executive acknowledges that:

(a)          As a result of his current and prior employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 5 as the “Company”), including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

(b)         The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company, Executive should enter a business directly competitive with the Company or divulge Confidential Information.

(c)          The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

5.2           Confidentiality.  Executive agrees that he will not at any time, during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process.  If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company’s expense, Executive shall:  (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

5.3           Documents.  Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

5.4         Non-competition.  During the Term and for a period of one  (1) year thereafter, Executive, without the prior written permission of the Company, shall not, within the United States of America, (i) be employed by, or render any services to a “Competitive Business”. The term “Competitive Business” shall be defined to mean any person, firm, or corporation which meets two criteria: (a) the business is directly in competition with any “material” business conducted by the Company or any of its subsidiaries at the time of termination and (b) a “material” part of the business conducted by that person, firm, or corporation is directly in competition with the Company or any of its subsidiaries (as used herein “material” means a business which generated at least 30% of the Company’s consolidated revenues for the last full fiscal year for which audited financial statements are available, or if the term is used in reference to a business other than the Company, “material” means a business which generated at least 30% of that company’s consolidated revenues for the last full fiscal year for which audited financial statements are available.).  The definition of Competitive Business notwithstanding, for any division or subsidiary of an entity which would otherwise have been a non-Competitive Business, if that division or subsidiary meets criterion (a) of the definition of Competitive Business, that division or subsidiary will be deemed to be a Competitive Business); provided, however, and notwithstanding anything to the contrary, beginning after the Executive is no longer employed by the Company, Executive may provide services to a non-Competitive Business; (ii) engage in any Competitive Business for his or its own account; (iii) have an economic interest in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity, provided, however, and notwithstanding anything to the contrary beginning after the Executive is no longer employed by the Company, Executive may provide services to a non-Competitive Business.  Notwithstanding anything to the contrary, nothing in the prior clause (iii) shall prevent the Executive from taking a role with a Venture Capital firm or Private Equity firm that has an economic interest in a Competitive Business, provided that the Executive agrees to recuse himself from any and all discussions related to such Competitive Business.; (iv)  employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Executive was employed by the Company (other than Executive’s personal secretary and assistant) at the time of termination and within the six months immediately preceding the date on which the Executive is to retain or employ any such person.; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship.  Notwithstanding anything to the contrary herein Section 5.4 (v) shall not place any limitations on the Executive’s ability to maintain his relationships with the people who work for customers or with whom the Company has a contractual relationship. Notwithstanding anything to the contrary herein Section 5.4 (iv) shall not apply to members of the Executive’s immediate family (meaning spouse, siblings and descendants).   Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from investing his personal assets in any manner he chooses, provided, however, that Executive may not, during the period referred to in this Section 5.4, own more than 10% of the equity securities of any Competitive Business other than those set forth on Exhibit A.

5.5         Injunctive Relief.  If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.2 or 5.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  The rights and remedies enumerated in this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.  In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.6         Modification.  If any provision of Sections 5.2 or 5.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.7         Survival.  The provisions of this Section 5 shall survive the termination of this Agreement for any reason, except in the event Executive is terminated by the Company without “Cause,” or if Executive terminates this Agreement with “Good Reason,” in either of which events Section 5.4 shall be null and void and of no further force or effect.

6.           Miscellaneous Provisions.

6.1         Notices.  All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1.  All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Executive:

If to the Company:

With a copy in either case to:

6.2         Entire Agreement; Waiver.  This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements.  No provisions of this Agreement may be waived or changed except by writing by the party against whom such waiver or change is sought to be enforced.  The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

6.3         Governing Law.  All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

6.4         Binding Effect; Nonassignability.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.  This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.5         Severability.  Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.6         Section 409A.  This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”).  To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

KITARA MEDIA CORP.

/s/ Robert Regular
By:	Robert Regular, CEO

/s/ Joshua Silberstein
JOSHUA SILBERSTEIN